Exhibit 23
                                                                    ----------



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Electronic Data Systems Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-64681 and 33-36443) on Form S-8 of Electronic Data Systems Corporation of our report dated June 4, 1999 related to the statements of net assets available for plan benefits of the EDS 401(k) Plan as of December 31, 1998 and 1997, the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedules as of and for the year ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 11-K of the EDS 401(k) Plan.


                                             /s/ KPMG LLP


Dallas, Texas
June 29, 1999



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